Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

BlackBerry Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares	Rules 457(c) and 457(h)	15,000,000(2)	$2.43(3)	$36,450,000(3)	$147.60 per $1,000,000	$5,380.02
Total Offering Amounts					$36,450,000		$5,380.02
Total Fee Offsets							-
Net Fee Due							$5,380.02

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares (the “Common Shares”) of BlackBerry Limited (the “Registrant”), that may be offered or issued in connection with any stock split, stock dividend, recapitalization or other similar transaction.
(2)	Represents Common Shares issuable in respect of restricted share unit and stock option grants to be made in the future to employees and consultants of the Registrant and its affiliates under the BlackBerry Limited Equity Incentive Plan, as amended and restated effective June 25, 2024 (the “EIP”), with vesting conditions and option exercise prices, as applicable, to be determined in accordance with the provisions of the EIP.
(3)
Estimated in accordance with Rule 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based upon the average of the high and low prices of the Common Shares as reported on the New York Stock Exchange on July 22, 2024, which date is within five business days prior to filing this Registration Statement.